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                      EXHIBIT 20.1



August 16, 2000                        FOR IMMEDIATE RELEASE

Contact: Frank Meredith
Chief Financial Officer
Harman International Industries,
   Incorporated
(818) 893-8411


         HARMAN INTERNATIONAL INDUSTRIES, INC.
         ANNOUNCES TWO-FOR-ONE STOCK SPLIT AND
               REPURCHASE OF SHARES


WASHINGTON, D. C. -- Harman International (HAR:NYSE) today announced that its Board of Directors has approved a two-for-one split of its common stock. Shareholders of record as of the close of business on August 28, 2000, will be entitled to one additional share for every share they own on that date. The stock split will be payable on or about September 19, 2000. The date on which the split shares will be reflected on NYSE trading prices is expected to be September 20, 2000. Harman International will effect the stock split in the form of a stock dividend.

Harman also announced that it had repurchased 625,000 shares of its common stock in July 2000 as part of its continuing share repurchase program. At its August 7th meeting, the Board of Directors approved the repurchase of an additional two million shares after the stock split. The company expects to effect this purchase during the next twelve months.

Harman International Industries, Incorporated (www.harman.com) is a leading manufacturer of high-quality, high-fidelity audio and video products for the consumer and professional markets. The
Company's stock is traded on the New York Stock Exchange under the symbol: HAR.



Note: Except for historical information contained herein, the matters discussed are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to the effect of economic conditions, product demand, currency exchange rates, labor disputes, competitive products and other risks detailed in the Company's Securities and Exchange Commission filings.





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